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                                                               Exhibit 99.(b)(2)

October 6, 1997

The Hain Food Group, Inc.
50 Charles Lindbergh Blvd.
Suite 100
Uniondale, NY  11553

Attention:      Irwin Simon
                Chief Executive Officer

Gentlemen:

        This letter (the "Agreement") is to confirm our understanding of the basis upon which CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy") is being engaged to act as financial advisor in connection with The Hain Food Group, Inc.'s ("Hain" or the "Company") proposed tender offer (the "Tender Offer") to acquire 100% of the capital stock of Westbrae Natural Inc. ("Westbrae"), formerly Vestro Natural Foods Inc., for $3.625 per share (the "Transaction") or approximately $23.8 million (the "Consideration").

        1. Retention. CIBC Wood Gundy will be engaged as Hain's exclusive
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financial advisor with respect to the Transaction. The services covered by this
Agreement do not include transactions such as business acquisitions or dispositions or other corporate transactions (including restructuring or recapitalizations) in which CIBC Wood Gundy participates at the Company's request and for which it is normal to pay additional fees to financial advisors, nor do they include the rendering of fairness opinions. If such a transaction or the need for a fairness opinion does arise during the Term, the Company agrees to offer CIBC Wood Gundy the right of first refusal to render such services on terms as shall be mutually agreed to by CIBC Wood Gundy and the Company.

        2. Information.  Hain shall make available to CIBC Wood Gundy, (i) all
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information concerning the business, assets, operations or financial condition of the Company and, to the extent available to the Company, of Westbrae, which CIBC Wood Gundy reasonably requests in connection with the performance of its obligations hereunder, and (ii) all analyses and projections relating to the Transaction prepared by the Company. Hain shall make the management and other personnel and
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appropriate representatives of independent public accountants and consultants of the Company and, to the extent within its control, of Westbrae available to CIBC Wood Gundy for discussions and consultations at such times as CIBC Wood Gundy may reasonably request in connection with the performance of its obligations hereunder. CIBC Wood Gundy shall be entitled to rely upon all public reports of the Company or Westbrea and all information, analyses and projections supplied to it by, or on behalf of, the Company or Westbrae, and CIBC Wood Gundy shall not in any respect be responsible for the accuracy or completeness of, or have any obligations to verify, the same. Hain acknowledges that CIBC Wood Gundy will not make any independent appraisal of the assets of Westbrae.

        All information given to CIBC Wood Gundy by the Company, unless publicly available or otherwise available breach of any confidentiality agreement, will be held by CIBC Wood Gundy in confidence and will not be disclosed to anyone without Hain's prior approval or used for any purposes other than those referred to in this letter, except that such information may be given to partners, employees, directors and employees of CIBC Wood Gundy provided they are informed of the confidential nature of the information and are instructed to treat such information as confidential and except that such information may be disclosed to the extent required by law.

        3. Compensation. In consideration for services rendered hereunder, the Company agrees to pay to CIBC Wood Gundy:

        (a) In consideration for services rendered hereunder, the Company agrees to pay to CIBC Wood Gundy, on the date that the Tender Offer is Funded (the "Closing Date"), a financial advisory fee, in cash, of $100,000; such fee shall be paid, directly out of the proceeds of the Financing, by wire transfer or by delivery to CIBC Wood Gundy of checks payable to its order in immediately available funds;

        (b) In addition to the fees described above, and whether or not any proposed Transaction is consummated, Hain will pay all of CIBC Wood Gundy's reasonable out-of-pocket expenses, including reasonable fees and disbursements of CIBC Wood Gundy's legal counsel, incurred by CIBC Wood Gundy in carrying out its duties under this engagement.
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        4. Indemnity. Notwithstanding any limitations set forth herein, the
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Company agrees to indemnify and hold harmless CIBC Wood Gundy, its agents, employees, officers and directors, and any person who controls CIBC Wood Gundy within the meaning of Section 15 of the Securities Act of 1933, as amended, or
Section 20 of the Securities Exchange Act of 1934, as amended, from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, all reasonable legal expenses, any and all other reasonable expenses incurred in investigating, preparing or defending against any action or proceeding, commenced or threatened (whether or not any Indemnified Party is a named party)) to which, jointly or severally, CIBC Wood Gundy or any of its agents, employees, officers or directors, or any such controlling person, may become subject, which arise out of or are based upon (i) the retention of CIBC Wood Gundy under this Agreement, the performance of services by CIBC Wood Gundy hereunder or any involvement or alleged involvement of CIBC Wood Gundy in the Transaction, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any document disseminated in connection with the Transaction, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no person shall be entitled to indemnification under this Section 4 with respect to any action, suit or proceeding in which a final judgment (after all appeals or the expiration of time to appeal) is entered by a court of competent jurisdiction against such person based solely upon its, his or her gross negligence or willful misconduct, and any payment or reimbursement made to such person by the Company in connection with any such action or proceeding will be repaid by such person to the Company.

        If any action or proceeding (including any governmental proceeding) is brought or asserted against CIBC Wood Gundy or any of the persons referred to in the preceding paragraph in respect of which indemnity may be sought against the Company, CIBC Wood Gundy shall promptly notify the Company in writing of the institution of such action or proceeding, or its earlier awareness of any such assertion, and the Company shall assume the defense of such action or proceeding including the employment of counsel satisfactory to CIBC Wood Gundy in its reasonable judgment and the payment of all reasonable expenses. CIBC Wood Gundy or any such indemnified person shall have the right to employ separate counsel in any such action and to participate in the defense thereof. The Company shall not be liable for any settlement of any such action or proceeding effected
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without its written consent but if settled with its written consent or if there be a final judgment for the plaintiff entered by a court of competent jurisdiction in any such action or proceeding, other than a final judgment based solely upon the gross negligence or willful misconduct of CIBC Wood Gundy or such indemnified person, the Company agrees to indemnify and hold harmless CIBC Wood Gundy and any such indemnified person from and against any loss, liability, damage or expense by reason of such settlement or judgment.

        If the indemnification provided for in this Section 4 is unavailable to an indemnified person in respect of any losses, claims, damages, liabilities and expenses referred to herein or insufficient to hold an indemnified person harmless (other than by operation of the last sentence or the first paragraph of this Section 4) then the Company agrees that in lieu of indemnifying such indemnified person, it shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages, liabilities and expenses (i) in such proportion as is appropriate to reflect the relative benefits received by them on the one hand and the indemnified person on the other from the Transaction, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the indemnified person on the other in connection with the untrue statements or omissions or other actions (or alleged untrue statements, omissions or other actions) which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the indemnified person on the other shall be deemed to be in the same proportion as the Consideration, less the value of the compensation which would be received by such indemnified person pursuant to
Section 3 hereof, bears to such compensation. The relative fault of the Company on the one hand and of the indemnified person on the other shall be determined by reference to, among other things, whether such untrue statements or omissions or other actions (or alleged untrue statements, omissions or other actions) relate to information supplied or action taken by the parties on the one hand or by the indemnified person on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements, omissions or actions. The amount paid or payable as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any reasonable legal or other fees or expenses reasonably incurred
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by such party in connection with investigating or defending any action or claim.
The Company and CIBC Wood Gundy agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

        The aforesaid indemnity and contribution agreements shall remain in full force and effect and shall survive the closing of the Transaction. The Company agrees promptly to notify CIBC Wood Gundy of the commencement of any litigation or proceeding against it or any of their directors, officers, agents or employees in connection with the offering of the loan or sale of comprising the Transaction. The agreements contained in this Section 4 shall be in addition to any liability that the Company may otherwise have to CIBC
Wood Gundy and their respective agents, employees, officers, directors or controlling persons.

        The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, its owners, creditors or security holder for or in connection with advice or services rendered or to be rendered by CIBC Wood Gundy pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Party's actions or inactions in connection with any such advice, services or transactions except for liabilities (and related expenses) of the Company that are judicially determined by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

        5. Survival of Certain Provisions.  The representations, warranties,
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covenants and confidentiality provisions contained in Section 2 and the indemnity contribution agreements contained in Section 4 of this Agreement shall remain operative and in full force and effect regardless of (a) any completion or termination of the Transaction, (b) any termination of this Agreement, or (c) any investigation made by or on behalf of CIBC Wood Gundy or any of their respective affiliates, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, CIBC Wood Gundy, the indemnified parties and any such person.

        6. Third Party Beneficiaries. This Agreement has been and is made solely
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for the benefit of CIBC Wood Gundy and
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of the agents, employees, officers, directors and controlling persons referred to in Section 4 hereof, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

        7. Notices.  Notice given pursuant to any of the provisions of this
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Agreement shall be in writing and shall be mailed or delivered by facsimile, overnight courier, registered or certified mail, or hand delivery to (a) if to the Company, at its offices at 50 Charles Lindbergh Blvd., Suite 100, Uniondale, NY 11553, Attention: Irwin D. Simon; facsimile number (516) 237-6240, or (b) to CIBC Wood Gundy, at 425 Lexington Avenue, New York, New York 10017, Attention: Corporate Finance Department; facsimile number (212) 885-4998.

        The parties hereto by notice to the other parties may designate additional or different addresses or facsimile numbers for subsequent notices or communications.

        8. Counterparts. This Agreement may be executed simultaneously in two or
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more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        9. Construction.  This Agreement shall be governed by, and construed in
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accordance with, the laws of the State of New York (without regard to its conflict of law provisions). The Company hereby irrevocably submits to the jurisdiction of the Federal and New York State courts located in the City of New York in connection with any suit, action or proceeding related to this Agreement or any of the matters contemplated hereby, irrevocably waives any defense of lack of personal jurisdiction and irrevocably agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court. The Company irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection which it may not or hereafter have to the laying of venue of any suit, action or proceeding brought in any such court and any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. In the event that a party hereto breaches its obligations under this Agreement, it shall pay or reimburse the nonbreaching party for all reasonable costs and expenses incurred by the nonbreaching party in connection with the enforcement of any of its rights under this Agreement, including without limitation, all reasonable attorney fees and expenses of its counsel.
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        10. Headings.  The section headings in this Agreement have
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a matter of convenience of reference and are not a part of this Agreement.

        11. Press Announcements.  At any time after the consummation of the
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Transaction, and with the prior approval of the Company (which approval shall not be unreasonably withheld or delayed), CIBC Wood Gundy may place an announcement in such newspapers and publications as it may choose, stating that CIBC Wood Gundy has acted on the Company's behalf in connection with the Transaction.

        12. Term. The term of this engagement will extend for twelve months from
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the date hereof, unless earlier terminated by either party upon at least five days written notice to the other.

        13. Amendment. This Agreement may not be modified or amended except in a
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writing duly sworn by the parties hereto.

        14. Enforceability. Any determination that any provision of this
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Agreement may be or is unenforceable shall not affect the enforceability of any other provision of this Agreement.

        15. Waiver of Jury Trial. The Company and CIBC Wood Gundy waive all
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right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of CIBC Wood Gundy pursuant to, or in the performance by CIBC Wood Gundy of the services contemplated by, this Agreement.
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        Please sign and return the original and one copy of this letter to indicate your acceptance of the terms set forth herein whereupon this letter and your acceptance shall constitute a binding agreement between Hain and CIBC Wood Gundy. The additional copies are for your records.


Very truly yours,

CIBC Wood Gundy Securities Corp.

By:/s/
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Date: October 6, 1997
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Accepted and Agreed:

The Hain Food Group, Inc.

By:/s/ Irwin D. Simon
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Date: October 6, 1997
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